Exhibit 99.1

Esperion Announces Positive Top-Line Results from Final Pivotal Phase 3 Study of Bempedoic Acid

— Study Met Safety and Tolerability Endpoints in 52-Week Study —

— Bempedoic Acid Achieved Additional 18% LDL-C Lowering in Patients on Maximally Tolerated Statins and Provided Additional 19% hsCRP Reduction —

— 5-Component MACE Events in the Bempedoic Acid Arm were 6.1% as Compared to 8.2% for Placebo —

— Reduction in HbA1c of 0.21% in Patients with Diabetes —

— Conference Call and Webcast on Monday, October 29 at 8:00 a.m. Eastern Time —

Ann Arbor, Mich., — (Globe Newswire — October 28, 2018) — Esperion (NASDAQ: ESPR) today announced positive top-line results from its global, pivotal Phase 3 clinical study (Study 2 or 1002-047). This trial was a 52-week, randomized, double-blind, placebo-controlled study to evaluate the LDL-C lowering efficacy and the safety and tolerability of bempedoic acid 180 mg compared to placebo in patients with atherosclerotic cardiovascular disease (ASCVD) and/or heterozygous familial hypercholesterolemia (HeFH). These results complete our global pivotal phase 3 LDL-C lowering development program of bempedoic acid.

The study included 779 high cardiovascular risk patients taking maximally tolerated statins who required additional LDL-C lowering. The study achieved its efficacy endpoints and other key measures at 12 weeks, including:

•                  On-treatment LDL-C lowering of an additional 18 percent (vs. placebo, p<0.001), and in the intent to treat analysis, LDL-C lowering of an additional 17 percent (p<0.001)

•                  Reduction of 19 percent in high-sensitivity C-reactive protein (hsCRP), an important marker of the underlying inflammation associated with cardiovascular disease

•                  Reduction in hemoglobin A1c (HbA1c) of 0.21% vs. placebo in patients with diabetes

Safety and Tolerability of Bempedoic Acid Over 52 Weeks

In this 52-week study, adjudicated major adverse cardiovascular events (MACE) in the bempedoic acid arm as compared to placebo were:

•                  3-component MACE: 2.7 percent for bempedoic acid compared to 4.7 percent for placebo

•                  4-component MACE: 5.7 percent for bempedoic acid compared to 7.8 percent for placebo

•                  5-component MACE: 6.1 percent for bempedoic acid compared to 8.2 percent for placebo

In this study, bempedoic acid was observed to be safe and well-tolerated. The results showed no clinically relevant differences between the bempedoic acid and placebo treatment groups in the occurrence of:

•                  Adverse events (AEs) with 70 percent and 71 percent, respectively;

•                  Serious adverse events (SAEs) with 20 percent and 19 percent, respectively;

•                  Discontinuations due to AEs with 11 percent and 9 percent, respectively;

•                  Fatal adverse events with 1.1 percent and 0.8 percent, respectively. No fatal adverse events were determined to be related to study medication.  CV deaths were balanced between the study arms (0.8% vs. 0.8%). The bempedoic acid arm included a case of gas poisoning and a case of sepsis as a complication of planned abdominal surgery. No fatal AEs due to neoplasms.

“This is the final clinical study from our global, pivotal Phase 3 LDL-C lowering program for bempedoic acid. We are now one step closer to being able to provide convenient, cost-effective and complementary LDL-C lowering therapies for use by patients who require additional LDL-C lowering,” said Tim M. Mayleben, president and chief executive officer of Esperion. “We express our sincere thanks to all of the clinical trial investigators, site coordinators and patients in this study for their dedication in helping us complete the clinical development of bempedoic acid for patient with hyperlipidemia.”

Design of Global Pivotal Phase 3 Study 2 (1002-047)

The 52-week, global pivotal Phase 3 randomized, double-blind, placebo-controlled, multicenter study evaluated the efficacy and safety of bempedoic acid 180 mg/day versus placebo. The study was conducted at 93 sites in the North America and Europe. A total of 779 patients were randomized 2:1 to receive bempedoic acid or placebo. The primary efficacy objective was to assess the 12-week LDL-C lowering efficacy of bempedoic acid versus placebo. Secondary objectives included evaluating the safety and tolerability of bempedoic acid versus placebo, the 24-week and 52-week LDL-C lowering efficacy of bempedoic acid versus placebo, and its effects on other risk markers after 12 weeks of treatment, including hsCRP.

Conference Call and Webcast Information

Esperion’s Lipid Management Team will host a conference call and webcast tomorrow, Monday,
October 29, 2018, at 8:00 a.m. Eastern Time to discuss these Phase 3 study results. The call can be accessed by dialing (877) 312-7508 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 3669826. A live audio webcast can be accessed on the investors and media section of the Esperion website at investor.Esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company’s website for approximately 90 days.

About Esperion’s Global Pivotal Phase 3 LDL-C Lowering Program

Esperion initiated its global, pivotal, Phase 3 clinical development program in January 2016 to evaluate the safety, tolerability and consistent, complementary LDL-C-lowering efficacy of bempedoic acid and the bempedoic acid / ezetimibe combination pill in patients with atherosclerotic cardiovascular disease (ASCVD), or who are at a high risk for ASCVD, with hypercholesterolemia who continue to have elevated levels of LDL-C despite the use of maximally-tolerated statins and ezetimibe, leaving them at high risk for cardiovascular events. The program includes five studies in approximately 4,000 patients, four for bempedoic acid and one for the bempedoic acid / ezetimibe combination pill.

•                  Two pivotal studies evaluating bempedoic acid (Studies 1 & 2) in 3,008 patients with ASCVD on maximally-tolerated statins, with top-line results reported in May 2018 and in October 2018, respectively;

•                  Two pivotal studies evaluating bempedoic acid (Studies 3 & 4) in 613 patients with ASCVD, or at a high risk for ASCVD, considered statin intolerant, with top-line results reported in May and March 2018, respectively;

•                  One pivotal study evaluating the bempedoic acid / ezetimibe combination pill (053 Study) in 382 patients with ASCVD, or at high risk for ASCVD, on maximally tolerated statins, with top-line results reported in August.

Esperion plans to submit New Drug Applications (NDAs) to the U.S. Food and Drug Administration (FDA) for bempedoic acid and the bempedoic acid / ezetimibe combination pill for LDL-C-lowering indications during the first quarter of 2019. Additionally, Esperion plans to submit Marketing Authorization Applications (MAAs) to the European Medicines Agency (EMA) during the second quarter of 2019.

Bempedoic Acid / Ezetimibe Combination Pill

Through the complementary mechanisms of action of inhibition of cholesterol synthesis (bempedoic acid) and inhibition of cholesterol absorption (ezetimibe), the bempedoic acid / ezetimibe combination pill is our lead, non-statin, orally available, once-daily, LDL-C lowering therapy. Inhibition of ATP Citrate Lyase (ACL) by bempedoic acid reduces cholesterol biosynthesis and lowers LDL-C by up-regulating the LDL receptor. Inhibition of Niemann-Pick C1-Like 1 (NPC1L1) by ezetimibe results in reduced absorption of cholesterol from the gastrointestinal tract, thereby reducing delivery of cholesterol to the liver, which in turn upregulates the LDL receptors.  Phase 3 data demonstrated that this safe and well tolerated combination results in a 35 percent lowering of LDL-C when used with maximally tolerated statins, a 43 percent lowering of LDL-C when used as a monotherapy, and a 34 percent reduction in high sensitivity C-reactive protein (hsCRP).

Bempedoic Acid

With a targeted mechanism of action, bempedoic acid is a first-in-class, complementary, orally available, once-daily ATP Citrate Lyase (ACL) inhibitor that reduces cholesterol biosynthesis and lowers LDL-C by up-regulating the LDL receptor. Similar to statins, bempedoic acid also reduces hsCRP, a key marker of inflammation associated with cardiovascular disease. Completed Phase 2 and Phase 3 studies conducted in almost 4,800 patients, and approximately 3,100 patients treated with bempedoic acid, have produced an additional 20 percent LDL-C lowering when used with maximally tolerated statins, up to 30 percent LDL-C lowering as a monotherapy, 35% in combination with ezetimibe when used with maximally tolerated statins, and up to 48 percent LDL-C lowering in combination with ezetimibe as monotherapy.

The effect of bempedoic acid on cardiovascular morbidity and mortality has not yet been determined. The company initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and considered “statin intolerant.” The CVOT — known as Cholesterol Lowering via Bempedoic Acid, an ACL-inhibiting Regimen (CLEAR) Outcomes — is an event-driven, global, randomized, double-blind, placebo-controlled study expected to enroll approximately 12,600 patients with hypercholesterolemia and high CVD risk at more than 1,000 sites in approximately 30 countries.

Esperion’s Commitment to Patients with Hypercholesterolemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack or stroke. In the U.S., 78 million people, or more than 20 percent of the population, have elevated LDL-C; an additional 73 million people in Europe and 30 million people in Japan also live with elevated LDL-C. There are approximately 13 million people in the U.S. with atherosclerotic cardiovascular disease (ASCVD) who live with elevated levels of LDL-C despite taking maximally-tolerated lipid-modifying therapy — including individuals considered statin intolerant — leaving them at high risk for cardiovascular events. More than 6 million patients with ASCVD and/or HeFH on maximally tolerated statins require less than 30 percent additional LDL-C lowering to achieve treatment goals.

Esperion’s mission as the Lipid Management Company is to deliver once-daily, oral therapies that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

The Lipid Management Company

Esperion is the Lipid Management Company passionately committed to developing and commercializing convenient, complementary, cost-effective, once-daily, oral therapies for the treatment of patients with elevated LDL-C. Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced Lipid Management Team at Esperion is committed to developing new LDL-C lowering therapies that will make a substantial impact on reducing global cardiovascular disease; the leading cause of death around the world. Bempedoic acid and the company’s lead product candidate, the bempedoic acid / ezetimibe combination pill, are targeted therapies that have been shown to significantly lower elevated LDL-C levels in patients with hypercholesterolemia, including patients inadequately treated with current lipid-modifying therapies. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the regulatory approval pathway for the bempedoic acid / ezetimibe combination pill and bempedoic acid and the therapeutic potential of, clinical development plan for, the bempedoic acid / ezetimibe combination pill and bempedoic acid, including Esperion’s timing, designs, plans and announcement of results regarding its global pivotal Phase 3 clinical development program for bempedoic acid and the bempedoic acid / ezetimibe combination pill, Esperion’s timing and plans for submission of NDAs to the FDA and MAAs to the EMA and Esperion’s expectations for the market for therapies to lower LDL-C, including the market adoption of bempedoic acid and the bempedoic acid / ezetimibe combination pill, if approved. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, delays or failures in Esperion’s studies, that positive results from a clinical study of bempedoic acid may not be sufficient for FDA or EMA approval or necessarily be predictive of the results of future or ongoing clinical studies, that notwithstanding the completion of Esperion’s Phase 3 clinical development program for LDL-C lowering, the FDA or EMA may require additional development in connection with seeking regulatory approval, that existing cash resources may be used more quickly than anticipated, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Investor Contact:
Alex Schwartz
Esperion
734-249-3386
aschwartz@Esperion.com

Media Contact:
Elliot Fox
W2O Group
212-257-6724
efox@w2ogroup.com

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